NVIDIA®

NVIDIA Option Exchange Offer

- Exchange underwater options for equity
- Options at or above $27 are eligible
- Value of each option, vested or unvested, is set at $3.20/share
- Issue fully vested shares of Common Stock based on closing price on 10/24/02
- Entire grants only

Share Issuance

- Shares issued end of October 2002
- 50% available to you immediately
  - NVIDIA required to withhold taxes from this amount
  - Balance deposited in your brokerage account
- 25% released in six months
- 25% released in one year

Example

Options to purchase 1000 shares

Value of Options:	**$3,200**
10/24/02 Closing Price:	**$9.00 (estimated)**
Pre-tax Shares:	**$3,200/$9.00 = 356 Shares**
Tax Withholding @35%:	**($1,120)**
Shares:	**$1,120/$9.00 = 124 Shares**
Net Issuable Shares:	**232**

To Exchange an Eligible Option

- **Fill out Election Form from NVINFO or aststockplan.com**
- **Fax or deliver Election Form to Stock Administration at 408-486-2577**
- **Stock Administration will confirm receipt via email within 2 days**
- **EVERYONE with an Eligible Option must complete and return an Election Form (or revoke the election) by the deadline.**
- **DEADLINE FOR RECEIPT BY STOCK ADMINISTRATION:**

12 MIDNIGHT, PACIFIC TIME, OCTOBER 24, 2002